EXHIBIT 4.1


         THIS SECOND SUPPLEMENTAL INDENTURE AND NOTE GUARANTEE, dated as of March 1, 2003, to the Indenture dated as of November 18, 1998 by and among Agrilink Foods, Inc., a New York corporation n/k/a Birds Eye Foods, Inc., a Delaware corporation (the "Issuer"), the Guarantors named therein (the "Guarantors") and The Bank of New York (as successor trustee to IBJ Schroder Bank & Trust Company), as trustee (herein called the "Trustee") as supplemented by a First Supplemental Indenture dated as of July 22, 2002 (collectively the "Indenture"), with respect to the Issuer's 11 7/8% Senior Subordinated Notes due 2008 (the "Notes"), is made by the Issuer, the Trustee, and GLK Holdings, Inc., a Delaware corporation and a wholly owned Subsidiary of the Issuer (the "Additional Note Guarantor").

         PRELIMINARY STATEMENT

         Capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to them in the Indenture.

         Effective August 19, 2002, the Issuer was re-incorporated in the State of Delaware as contemplated by Section 1, I of the First Supplemental Indenture dated July 22, 2002, and effective February 10, 2003, the certificate of incorporation of the Issuer was amended by the filing with the Secretary of State of Delaware of a certificate of amendment to change the name of the Issuer from Agrilink Foods, Inc. to Birds Eye Foods, Inc.

         Section 4.17(b) of the Indenture provides that a supplemental indenture be entered into by a Subsidiary of the Issuer when a new Subsidiary of the Issuer is created which is required to provide an additional note guarantee for the Notes. The Additional Note Guarantor is a wholly owned Subsidiary of the Issuer required to become a Guarantor under Section 4.17 of the Indenture.

          NOW,  THEREFORE,   THIS  SUPPLEMENTAL  INDENTURE  AND  NOTE  GUARANTEE
WITNESSETH:

         For and in consideration of the premises, it is covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes issued under the Indenture from and after the date of this Supplemental Indenture, as follows:

         Section 1. NOTE GUARANTEE. Pursuant to Section 11.07 of the Indenture, the Additional Note Guarantor hereby unconditionally guarantees, as principal obligor and not only as a surety, to the Holders of the Notes the cash payments in United States dollars of principal of, premium, if any, and interest (and Additional Interest, if any) on the Notes in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest (and Additional Interest, if any), if any, of the Notes, if lawful, and the payment or performance of all other obligations of the Issuer under the Indenture or the Notes, to the Holders of the Notes and the Trustee, all in accordance with and subject to the terms and limitations of the Notes, Articles 10 and 11 of the Indenture (the "Note Guarantee"). This Note Guarantee is effective in accordance with Article 11 of the Indenture and its terms shall be evidenced therein. The validity and enforceability of this Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

         The obligations of the undersigned to the Holders of Notes and to the Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture, and are expressly subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Indenture) of the Additional Note Guarantor to the extent set forth in
Article 10 of the Indenture, and reference is hereby made to the Indenture for the precise terms of this Note Guarantee and all of the other provisions of the Indenture to which this Note Guarantee relates.

         THIS SUPPLEMENTAL INDENTURE INCLUDING THIS NOTE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

         This Note Guarantee is subject to release upon the terms set forth in the Indenture.

         Section 2.        Miscellaneous.

                  (a) On and after March 1, 2003, each reference in the Indenture to "the Indenture", "this Indenture", "hereunder", "hereof" or "herein" shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires.

                  (b) Except as specifically amended above, the Indenture shall remain in full force and effect, and is hereby ratified and confirmed.

                  (c) This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart.

                  (d) Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.

                  (e) The Trustee accepts the trusts created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Supplemental Indenture.

                  (f) Each of the Issuer and the Trustee hereby confirms and reaffirms the Indenture in every particular respect except as amended by this Supplemental Indenture.

                  (g) All agreements of the Issuer in this Supplemental Indenture shall bind its successors and assigns whether so expressed or not. All agreements of the Trustee in this Supplemental Indenture shall bind its successors and assigns whether so expressed or not.

                  (h) In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  (i) Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the Additional Note Guarantor and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

                  (j) This Supplemental Indenture shall be interpreted to comply in every respect with the Trust Indenture Act of 1939, as amended (the "TIA"). If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by the TIA, the imposed duties shall control and remain obligatory.

         IN WITNESS WHEREOF, the Additional Note Guarantor has caused this Second Supplemental Indenture to be duly executed.

Date:    March 1, 2003

                    BIRDS EYE FOODS, INC.
                    (Issuer)


                             By: /s/Earl L. Powers
                                    ------------------------------------------
                             Name:  Earl L. Powers
                             Title: Executive Vice President, CFO, and
                                    Secretary


                    BANK OF NEW YORK
                    (Trustee)


                             By: /s/Kisha A. Holder
                                    -------------------------------------------
                             Name:  Kisha A. Holder
                                    -------------------------------------------
                             Title: Assistant Vice President
                                    -------------------------------------------


                    GLK HOLDINGS, INC.
                    (Additional Note Guarantor)


                             By: /s/Earl L. Powers
                                    -------------------------------------------
                             Name:  Earl L. Powers
                             Title: Secretary